Exhibit 99.1

UNITED CONTINENTAL HOLDINGS TO HOLD LIVE WEBCAST OF

SECOND QUARTER 2011 FINANCIAL RESULTS

SUMMARIZES SPECIAL ITEMS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011

CHICAGO, July 14, 2011 – United Continental Holdings, Inc. (NYSE: UAL) will hold a conference call to discuss second-quarter 2011 financial results on Thursday, July 21, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at unitedcontinentalholdings.com in the “Investor Relations” section.

The webcast will be available for replay within 24 hours of the conference call and then archived on the website for approximately three months.

Special Items, net

The company expects to record net special items of $(39) million during the three months ended June 30, 2011, and $(116) million for the six months ended June 30, 2011. Details of the special income (charges) are as follows:

	Three Months Ended June 30, 2011	Six Months Ended June 30, 2011
(in millions)
Revenue - Chase co-branded marketing agreement modification	$107	$107
Integration-related costs and other special charges	(146)	(223)

Total	$(39)	$(116)

Revenue - Chase co-branded marketing agreement modification: As previously disclosed in the company’s Current Report on Form 8-K filed on June 16, 2011, UAL, United, Continental and Mileage Plus Holdings, LLC, a wholly owned subsidiary of United, executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the Co-Brand Agreement) with Chase Bank USA, N.A. (Chase) in June 2011, through which the company sells mileage credits to Chase and the company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. The Co-Brand Agreement modifies and combines the previously existing co-branded agreements between Chase and each of United and Continental, respectively. As a result of the execution of the Co-Brand Agreement, revenues received as part of this agreement are subject to

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Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), adopted by the company on Jan. 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard. The application of the new accounting standard to the Co-Brand Agreement, which was determined to be a material modification of the previously existing co-branded agreements, decreases the value of the air transportation deliverables related to the agreement that the company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. The provisions of ASU 2009-13 require that existing deferred revenue be adjusted retroactively to reflect the value of the undelivered air transportation deliverables at the date of the contract modification. As a result, the company recorded a retroactive, one-time non-cash income adjustment to revenue of $107 million for the three and six months ended June 30, 2011.

Integration-related costs and other special charges: Integration-related costs consist of expenses related to the merger and integration of United and Continental. As previously disclosed in the company’s Form 10-Q filing on April 21, 2011, UAL would be obligated under an indenture to issue to the Pension Benefit Guaranty Corporation up to $500 million aggregate principal amount of 8% Contingent Senior Notes (8% Notes) in up to eight equal tranches of $62.5 million if certain financial triggering events occur. A triggering event occurs when UAL’s EBITDAR, as defined in the 8% Notes indenture, exceeds $3.5 billion over the prior 12 months ending June 30 or Dec. 31 of any applicable fiscal year through 2017. As of June 30, 2011, a triggering event under the indenture occurred, and, as a result, UAL is obligated to issue one tranche of $62.5 million of the 8% Notes no later than Feb. 14, 2012. UAL recorded a liability for the fair value of the $62.5 million tranche in the second quarter of 2011 which totaled $49 million. This $49 million charge is being classified as an integration cost as the financial results of UAL, excluding Continental’s results, would not have resulted in a triggering event under the indenture. This is the first such occurrence of UAL’s obligation to issue a tranche of the 8% Notes.

Integration-related costs for the three and six months ended June 30, 2011, also include costs to terminate certain service contracts that will not be used by the company, costs to write-off system assets that are no longer used or planned to be used by the company, payments to third-party consultants to assist with integration planning and organization design, severance related costs primarily associated with administrative headcount reductions, relocation and training, and compensation costs related to the systems integration. Other special charges include gains and losses on the disposal of aircraft and related spare parts.

About United Continental Holdings, Inc.

United Continental Holdings, Inc. (NYSE: UAL) is the holding company for both United Airlines and Continental Airlines. Together with United Express, Continental Express and Continental Connection, these airlines operate an average of 5,820 flights a day to 373 airports on six continents from their hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark Liberty, San Francisco, Tokyo and Washington, D.C. United and Continental are members of Star Alliance, which offers 21,000 daily flights to 1,160 airports in 181 countries. United and Continental’s more than 80,000 employees reside in every U.S. state and in many countries around the world. For more information about United Continental Holdings, Inc., go to UnitedContinentalHoldings.com. For more information about the airlines, see united.com and continental.com or follow on Twitter and Facebook.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

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